EXHIBIT 12

           FARMLAND INDUSTRIES, INC. AND SUBSIDIARIES

         COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

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

                                                                                                       Nine Months Ended
                                                        Year Ended August 31                        May 31       May 31
                                   1990          1991          1992         1993         1994        1994         1995
                                                     (Dollars in Thousands)
Net Income (Loss)   . . . . .   $    48,580  $     42,693   $    61,046  $    (30,400) $    73,876  $    43,308  $    129,043

Income Tax Expense (Benefit)    $     9,604  $      7,473   $     9,458  $     (6,433) $     4,890  $     2,255  $     21,439

Minority Interest in Income of
  Consolidated Subsidiary
  that has Fixed Charges  . .           -0-           -0-           -0-           865          333          395         2,489

Minority Interest in
  Loss of Consolidated
  Subsidiary      . . . . . .           -0-           -0-           -0-           (37)      (4,855)      (5,352)          -0-

Equity Interest in Loss
  (Earnings less distributions)
  of Less-than-fifty
  Percent Owned
  Investees       . . . . . .           113           856         2,341         1,007          603          211          (488)

Total Fixed Charges
  (excluding interest
  capitalized)    . . . . . .        47,000        54,443        47,719        55,268       64,383       47,061        48,882

Earnings          . . . . . .   $   105,297  $    105,465   $   120,564  $     20,270  $   139,230  $    87,878  $    201,365

Fixed Charges:
  Interest (including
     amounts
     capitalized)   . . . . .   $    37,226  $     42,481   $    34,426  $     43,873  $    51,842  $    38,390  $     39,986
  Estimated Interest
     Component
     of Rentals   . . . . . .        11,652        12,290        13,293        13,006       12,898        8,752         9,451

     Total Fixed Charges  . .   $    48,878  $     54,771   $    47,719  $     56,879  $    64,740  $    47,141  $     49,437

Ratio of Earnings to Fixed Charges. . . 2.2           1.9           2.5           0.4          2.2          1.9           4.1

Earnings Inadequate to Cover
  Fixed Charges   . . . . . .                                            $     36,609
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